United States Oil and Gas Corp Reports Positive EBITDA and Higher Sales During the Third Quarter

AUSTIN, TX, November 18, 2010 -- United States Oil and Gas Corp, listed on the OTCQB (OTCQB: USOG) announced its results for the three and nine months ended September 30, 2010.  For the three months ended September 30, 2010, the Company posted a net loss of $50,537 with positive earnings before interest, income taxes, depreciation and amortization (EBITDA) of $94,668. Net loss for the nine months ended September 30, 2010 was $391,637 with positive EBITDA of $8,498. The nine-month results include a $250,000 finance fee that was a non-cash expense item.

Selected Data

The following table provides additional information regarding EBITDA, a non-GAAP measure.

	Three Months Ended	Nine Months Ended
	Sep. 30, 2010	Sep. 30, 2010
Net income (loss)	$(50,537)	$(391,637)
Net interest expense (income)	(11,995)	(3,422)
Tax expense (benefit)	91,815	224,729
Depreciation/amortization expense	65,385	178,828
EBITDA	94,668	8,498

Revenues of $6.4 million from the sale of refined fuels and other service activity lifted sales to $17.7 million for the first nine months of 2010. Results reflect the consolidated performances of the Company’s two wholly owned operating subsidiaries, Turnbull Oil, which was acquired in May 2009, and United Oil & Gas, Inc., which was acquired in January 2010.

CEO Alex Tawse commented, “We are very pleased to see continued growth and strong earnings before taxes and depreciation from both subsidiaries. We are working diligently to decrease our debt obligations and consolidate on a tax basis to increase the bottom line going forward.”

The limited information contained in this press release is not adequate information upon which to make an informed investment decision. Additional information regarding our third quarter performance is available in our Quarterly Report on Form 10-Q which we filed with the SEC, and may be found at www.sec.gov. This document will also be available on our website at www.usaoilandgas.com

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services and technology company. Through our subsidiaries, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own all of the plant storage, transportation and maintenance equipment used at our locations in Plainville, Utica, and Palco, Kansas. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place. Headquartered in Austin, Texas, the company reported 2009 annual revenue of $9.4 million and first nine months 2010 revenue of $17.7 million.

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our registration on Form 10 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1225
investor.relations@usaoilandgas.com